Exhibit 99.3

IA GLOBAL, INC.

NOMINATIONS AND GOVERNANCE

COMMITTEE CHARTER

LAST REVIEWED AND ACCEPTED ON

June 22, 2007

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IA GLOBAL, INC.

NOMINATIONS AND GOVERNANCE COMMITTEE CHARTER

1.0 Committee Formation

The role and responsibilities of the Nominations and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of IA Global Inc. (the “Company”) are as follows, subject to amendment by the Board from time to time:

2.0 Purpose

The purpose of the Committee is to:

(a)	Assist the Board in identifying individuals qualified to become Board members, and recommend to the Board the nominees for election as directors at the next annual meeting of shareholders;

(b)	Assist the Board in determining the size and composition of the Board committees;

(c)	Develop and recommend to the Board the corporate governance principles applicable to the Company; and

(d)

Serve in an advisory capacity to the Board and Chairman of the Board on matters of organization, management succession plans, major changes in the organizational structure of the Company and the conduct of Board activities.

3.0 Organization

The Committee shall be comprised of at least three directors. All members of the Committee shall meet the “independence” and other applicable requirements of the American Stock Exchange. The Company’s Board shall appoint, and may replace, members of the Committee and the Committee’s Chairman.

4.0 Meetings

The Committee will meet at such times as it deems appropriate to fulfill its responsibilities as outlined below. The Committee shall meet at least twice annually. The Committee may, in its discretion delegate its duties and responsibilities to a subcommittee of the Committee or to the Chairperson of the Committee.

5.0 Authority and Responsibilities

To assist it in the conduct of its responsibilities, the Committee, to the extent it deems necessary or appropriate, may consult with or request assistance from management and, as appropriate, other Company employees. The Committee shall also have the authority to retain legal counsel and/or advisors, as it deems appropriate, to assist in performing its duties, including the authority to approve any related fees and other retention terms. In addition, the Committee shall have the authority to retain any search firm used to identify director candidates, including sole authority to approve such firm’s fees and other retention terms.

The Committee shall report regularly to the Board. The Committee will consider board candidates nominated by stockholders.

In carrying out its responsibilities, the Committee shall:

5.1

Develop general criteria for the selection of and qualifications desirable in members of the Board, including, but not limited to, the candidate’s integrity, reputation, judgment, knowledge and experience. Among other criteria that the Committee may develop, new Board candidates must:

(a)	Be able and willing to represent the shareholders’ short and long term economic interests;

(b)	Be able to contribute to the evaluation of the existing management of the Company, if requested;

(c)	Be cognizant of the responsibilities of the Company to its employees, customers, and regulatory authorities and of its civic and social responsibilities; and

(d)	Be willing to take the necessary time to properly prepare for Board and Committee meetings, at least based upon a thorough review of the material supplied before each Board meeting.

5.2	In addition to the foregoing standards, the incumbent directors will be evaluated for re-nomination based on the following criteria:

(a)	Adequate preparation for Board and Committee meetings, including a thorough review of and familiarity with the written materials supplied before each meeting;

(b)	Participation in and contributions to Board and Committee discussions through useful and pertinent suggestions, questions, and comments which reflect an informed and independent viewpoint;

(c)	Providing ongoing advice and counsel to management on the director’s own initiative and when requested by management of the company;

(d)	Regular attendance at Board and Committee meetings; and

(e)	Maintain an independent familiarity with the external environments in which the company operates and especially in the director’s own particular fields of expertise.

5.3	Identify and evaluate qualified individuals to become members of the Board, including evaluating persons suggested by management and/or shareholders;

5.4

Annually recommend to the Board the nominees for election as directors persons who meet the foregoing requirements, the Company’s corporate governance principles/policies and any other requirements established by the Committee;

5.5	Recommend to the Board persons to fill vacancies created by the death, disability or resignation of members of the Board;

5.6	Review annually the qualifications, requirements, membership, structure (including authority to delegate) and performance of committees of the Board;

5.7	Recommend to the Board the members of all Board committees, including the chair of such committees, as appropriate;

5.8	Review and assess the adequacy of the Company’s corporate governance principles/polices and recommend amendments to the Board, as appropriate;

5.9	Review and reassess the adequacy of this Charter as needed, but as least annually and recommend changes to the Charter to the Board, as appropriate;

5.10	Oversee the annual evaluation of the performance of the Board and of the incumbent directors; and

5.11	Perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation and Bylaws and applicable law, as the Committee deems appropriate or as requested by the Board.

6.0 Annual Performance Evaluation

The Committee shall annually evaluate its own performance.

In fulfilling his or her responsibility, each member of the Committee is entitled to rely in good faith upon the Company’s records and upon information, opinions, reports or statements presented by any of the Company’s officers or employees, or by any other person as to matters the member reasonably believes are within such other persons professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. Each member of the Committee also may rely in good faith upon actions taken by other committees of the Board of Directors as committed to such committees under the resolutions and other directives of the Board.

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Most recently presented and reviewed by full Board of Directors on June 22, 2007.

Confirmed by Nominations and Governance Committee Members:

Clifford Bernstein	/s/ Clifford Bernstein
(Chairman, Nominations and Governance Committee)

Raymond Christinson	/s/ Raymond Christinson

Eric La Cara	/s/ Eric La Cara